EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-160064 and 333-159960) and Form S-8 (333-169011, 333-161810, 333-153044, 333-145272, 333-128909, 333-115482, 333-60666, 333-53114 and 333-80167) of Popular, Inc. of our report dated February 29, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Juan, Puerto Rico

February 29, 2012